Exhibit 4(c).4

WESTPAC EMPLOYEE SHARE PLAN (WESP) — STAGE ONE

REGULATIONS AND RULES FOR PARTICIPATION

STAGE ONE: REGULATIONS

OVERVIEW

Westpac Banking Corporation (‘Westpac’) is to sponsor the creation of Employee Share Plan Pty Limited (‘ESL’) to provide employees of Westpac and its subsidiaries and directors of Westpac (‘Officers’) with remuneration related benefits under the Westpac Employee Share Plan (‘WESP’) (previously referred to as Westpac Employee Share Scheme (‘WESS’)).

For the purposes of current taxation law, offers to Officers to participate in WESP will operate in two stages:

•              Stage One (as offered up to 30 June 1996) is designed to operate under the income tax provisions of Section 26AAC of the Income Tax Assessment Act 1936, as amended (‘ITAA’). Stage One (as offered from 17 December 1998) is designed to operate under the provisions of Division 13A of ITAA.

•              Stage Two will operate from 1 July 1996 and is designed to operate under the provisions of Division 13A of ITAA.

WESP will have the potential to create wealth without attracting fringe benefits tax and neither superannuation lump sum limits nor preservation rules will apply.

WESP has been designed to encourage employee commitment and share the success of the organisation with employees.

Participation in WESP by non-executive directors of Westpac will be limited to Salary Sacrifice Offers.

The board of ESL may consist of up to five directors. Ultimate control of ESL will rest with its board including day to day management functions in relation to ESL. The operation of WESP will be controlled by a Committee appointed by Westpac.

The WESP will operate in accordance with the provisions and principles contained in these regulations. The content of corporate documents, offering circulars and other documents through which WESP is carried into effect shall not be inconsistent with these regulations.

These regulations must not be altered except in accordance with listing rules of Australian Stock Exchange Limited from time to time in force which regulate the alteration of the terms and conditions under which employee incentive schemes operate. These regulations were amended under a waiver by the Australian Stock Exchange (ASX) from Listing Rule 3W dated 16 November 1995 and from Listing Rule 7.38 (formerly 3W) dated 30 September 1997. WESP was reintroduced (in amended form) pursuant to shareholder approval on 17 December 1998. These regulations were amended pursuant to a waiver by the Australian Stock Exchange (ASX) from Listing Rule 7.38 dated 23 March 2000, and pursuant to shareholder approval on 15 December 2000.

SHARE PURCHASES

WESP involves ESL purchasing Westpac shares for participating Officers in accordance with the Rules for Participation established by Westpac from time to time.

Participation in Egalitarian Profit Share Offer, Individual Recognition Offers and Salary Sacrifice Offers will be available to all employees:

•              who are full-time or part-time employees of Westpac or a Westpac subsidiary;

•              whose performance as employees is judged satisfactory or better in periodic performance reviews; and

•              who are located in jurisdictions where it is legally practicable to offer participation.

Participation in Salary Sacrifice Offers will be available to all non-executive directors of Westpac.

All payments by Westpac to ESL to fund the acquisition of Westpac shares for participating Officers will be paid by Westpac, along with the issue price paid up or credited as paid up in respect of any Westpac shares issued under WESP, as part of remuneration arrangements and are to come within remuneration budgets established by Westpac from time to time.

For Officers whose shares are being funded from their remuneration package, contributions of up to 20% of total remuneration may be made or up to such other percentage as Westpac may determine from time to time.

INVESTMENT CHOICE - WESTPAC SHARES

ESL will use moneys paid to it in purchasing Westpac ordinary shares on the stock market or procuring Westpac to issue Westpac ordinary shares.

ESL will not acquire Westpac shares beyond 10% of Westpac’s total issued ordinary capital.

FEES AND EXPENSES

Fees and expenses of WESP will be paid by ESL except to such extent (if any) as Westpac determines from time to time.

RESTRICTIONS ON HOLDING SHARES

No sale or withdrawal of Westpac shares can be made in the first year of the relevant participating Officer holding that share, other than on account of hardship as determined by Westpac.

Officers may thereafter request a sale or withdrawal of their shares. ESL has a discretion whether to approve any sale or withdrawal request in full, in part, or not at all. In exercising its discretion, ESL will take into account the terms of the offer of participation at the time each offer was made.

Officers who leave employment with Westpac or a Westpac subsidiary, or in the case of non-executive directors leave their directorship with Westpac, may continue to hold their shares under WESP for up to 12 months from the date of departure.

Officers who retire may continue to hold their shares under WESP for up to 5 years after the date of retirement.

TAXATION SUMMARY

Benefits under Stage One of WESP (as offered up to 30 June 1996) are taxable as income in the year that Westpac shares are sold by participating Officers or shares are withdrawn and are no longer held by Participating Officers subject to these WESP Regulations, and Rules for Participation.

Benefits under Stage One of WESP (as offered from 17 December 1998) are taxable as income under Division 13A of ITAA in the year of acquisition if the Officer elects to be so taxed or the earlier of the time when the participating Officer disposes of the shares; or the later of the time when any restriction preventing the Officer from disposing of the shares ceases to have effect and the time when any condition that could result in the Officer forfeiting ownership of the shares ceases to have effect; or the time when employment with Westpac or a Westpac subsidiary, or in the case of a non-executive director their directorship with Westpac, ceases; or ten years from the acquisition of the shares or rights.

Dividends paid to Officers are taxable as income in the year of receipt with franking credits applying where appropriate.

Taxation implications in other jurisdictions will need to be examined by the Officers concerned.

REPORTS TO OFFICERS

Each Officer participating in WESP will be provided with a regular statement showing details of shares added and subtracted to their registered holding in any given period of time.

Reports will also be sent to Officers confirming shares sold, dividends paid, and detailing necessary information for taxation purposes.

STAGE ONE: RULES FOR PARTICIPATION UP TO 30 JUNE 1996 AND FROM 17 DECEMBER 1998

1.             PURPOSE

The purpose of these Rules for Participation is to specify the basis of participation of Officers of Westpac or an Associated Company in Stage One of the Westpac Employee Share Plan (‘WESP’) in accordance with the Regulations of WESP.

2.             DEFINITIONS

2.1           In these Rules for Participation, the following terms have these meanings unless the contrary intention appears:

Associated Company means a subsidiary (as that term is defined in the Corporations Law) of Westpac;

ASX means Australian Stock Exchange Limited.

Charity means any entity, gifts or contributions to which are deductible in accordance with Division 30 of the Income Tax Assessment Act 1936, or any charitable organisation as determined from time to time by the board of directors of Westpac.

Committee means the Committee appointed by Westpac for the purposes of Stage One of WESP.

Eligible Officer means an Officer who has been invited by Westpac pursuant to Rule 4.3 in accordance with Schedule 1 to participate in Stage One of WESP.

Forfeited Shares means Shares:

(a)   taken to have been forfeited pursuant to Clause 4.6; and

(b)   forfeited pursuant to Clause 7.

Listing Rules means the official listing rules of Australian Stock Exchange Limited.

Officer means a full-time or part-time employee (including an executive director) of Westpac or an Associated Company, or a non-executive director of Westpac.

Participating Officer means an Eligible Officer who accepts an offer to participate in Stage One of WESP and agrees to be bound by these Rules for Participation.

Plan Company means Employee Share Plan Pty Limited (ACN 068 131 260).

Relevant Requirements means such requirements as are specified in Schedule 1 and notified in writing to the Eligible Officer at the time of the offer to participate in Stage One of WESP.

Regulations means the regulations of WESP.

Rules for Participation means these Rules for Participation.

Shares means fully paid ordinary shares in the capital of Westpac which rank equally with and have the same rights as other fully paid ordinary shares in the capital of Westpac which are listed for quotation by ASX.

Unallocated Shares means Shares acquired by or on behalf of the Plan Company for the purposes of Stage One of WESP, but which have not been allocated to and registered in the names of Participating Employees pursuant to Clause 4.4.

WESP means Westpac Employee Share Plan established and operated in accordance with Regulations approved at the Annual General Meeting of Westpac on 19 January 1994 and 17 December 1998, as amended from time to time.

Westpac means Westpac Banking Corporation (ABN 33 007 457 141).

2.2           Headings are for convenience only and do not affect the interpretation of these Rules for Participation.

2.3           A decision of the Committee as to the interpretation, effect or application of these Rules for Participation is final and conclusive.

3.             OPERATION OF WESP

3.1           WESP is administered by the Plan Company.

3.2           Subject to the Regulations, these Rules for Participation, the Listing Rules and any law to the contrary, the Plan Company must follow any direction given to it by the Committee as to the operation of WESP.

4.             HOW STAGE ONE OF WESP WORKS

4.1           Westpac may:

(a)           pay to the Plan Company contributions determined by the Committee from time to time to be used for the purposes of Stage One of WESP;  or

(b)           issue Shares credited as fully paid up from time to time to be used for the purposes of the Stage One of WESP.

4.2           The Plan Company must use such contributions received under Clause 4.1(a) to acquire Shares in the ordinary course of business of ASX or must arrange for the issue of Shares under Clause 4.1(b) for Participating Officers as directed from time to time by the Committee. Pending the acquisition of Shares, the Plan Company may invest moneys in short term deposits or otherwise apply moneys for the purposes of WESP.

4.3           Westpac may from time to time and in accordance with Stage One of Schedule 1 of these Rules for Participation offer Officers participation in WESP.  An Eligible Officer becomes a Participating Officer by completing an Acceptance of Participation in WESP form.

4.4           Shares acquired or issued under WESP are to be registered in the name of the Participating Officer nominated by the Committee under Clause 4.2.

4.5           The Plan Company is not required to identify any Shares it purchases under WESP with any particular funds it receives from Westpac. The Plan Company must allocate the Shares purchased or subscribed for the purposes of WESP among the relevant Participating Officers as determined by the Committee.

4.6           Participating Officers will receive whole numbers of Shares.  Any fractions of shares remaining after the allocation of whole shares are taken to have been forfeited and any funds remaining after the purchase of whole shares to which those funds relate are taken to be proceeds of sale of Forfeited Shares.

4.7           The Plan Company must notify each Participating Officer in writing when it acquires or arranges for the issue of Shares for that Officer under WESP.

5.             RESTRICTIONS ON DEALING WITH SHARES

5.1           Shares acquired or subscribed for in the name of a Participating Officer must be held by the Participating Officer subject to any Relevant Requirement notified at the time of offer to the Eligible Officer.

5.2           The Plan Company or Westpac is entitled to take any action necessary to place a holding lock pursuant to the SCH business rules in respect of

Shares whilst such Shares remain subject to any Relevant Requirement.

5.3           After the expiration or satisfaction of any Relevant Requirement and if the Shares have not been forfeited under Clause 7.1 of Stage One a Participating Officer may:

(a)           continue to hold his or her Shares subject to the restrictions of Stage One of WESP (including forfeiture provisions);

(b)           decide to hold his or her Shares outside WESP without the restrictions of Stage One of WESP and ask the Plan Company to give him or her possession of his or her Share certificates (if any);  or

(c)           sell some or all of his/her Shares in up to two sales each financial year to 30 June subject to a minimum parcel of 200 Shares or the balance of his or her Shares held under WESP.

5.4           Despite Clause 5.1 but subject always to Clause 7, a Participating Officer (or his or her legal personal representative) may at any time sell Shares held by him or her if the Participating Officer’s employment ceases because of death, total and permanent disability, retirement, redundancy or any other special circumstances as notified by the Committee to the Plan Company in writing.

5.5           Clause 5.1 does not apply if the relevant Shares are subject to compulsory acquisition under any law, in which case the Participating Officer may dispose of the relevant Shares to the person entitled at law to acquire them.

6.             DISTRIBUTIONS AND OTHER BENEFITS

6.1           A Participating Officer is entitled to receive any dividends or other distributions made in respect of Shares held by him or her under WESP.  This applies notwithstanding that the Shares remain subject to any Relevant Requirement but does not apply if the Shares are to be forfeited under Clause 7.

6.2           The Committee may decide in its absolute discretion whether Participating Officers can participate in any pro rata rights issues of Shares made by Westpac (and whether fully or partly in any such issue) or sell renounceable rights.

6.3           The Plan Company may use any dividend, bonus issue or other benefit received in connection with Forfeited Shares for any purpose relevant to Stage One of WESP or apply them in accordance with the directions of the Committee.

7.             FORFEITURE

7.1           A Participating Officer (and any person claiming through him or her) must forfeit any right or interest in any Shares or other entitlements under Stage One of WESP to the Plan Company if:

(a)           his or her employment (or, in the case of a non-executive director, his or her directorship) ceases at a time when the Shares acquired by the Participating Officer under Stage One of WESP remain subject to a Relevant Requirement and the Committee directs that such Shares are to be forfeited;  or

(b)           the Officer is dismissed with cause or commits any act of fraud or defalcation in relation to the affairs of Westpac or any Associated Company (whether or not charged with any offence) or does an act which in the opinion of the Committee brings Westpac or any Associated Company into disrepute or, in the case of a nonexecutive director, the Officer is removed as a director of Westpac by a special resolution.

7.2           For the purpose of Clause 7.1, a Participating Officer’s employment ceases if the employer of that person ceases to be an Associated Company in relation to Westpac.

7.3           At the time of acceptance of the invitation to participate in Stage One of WESP, a Participating Officer must grant a power of attorney to the Plan Company in the form required by the Plan Company authorising the Plan Company to dispose of, or otherwise deal with, any Shares required to be forfeited under Clause 7.1.

7.4           By notice in writing, the board of directors of Westpac or the Committee may, in its absolute discretion, direct the Plan Company to:

(a)           transfer any Forfeited Shares or Unallocated Shares ; or

(b)           sell any Forfeited Shares or Unallocated Shares and distribute the net sale proceeds; or

(c)           distribute any amounts that are taken by Clause 4.6 to be proceeds from the sale of Forfeited Shares or Unallocated Shares and any other surplus cash; or

(d)           a combination of paragraph (a), paragraph (b) and paragraph (c),

to:

(A)          Westpac; or

(B)           one or more of the following beneficiaries as nominated by the board of directors of Westpac:

(i)            a provident, superannuation or retirement fund established and maintained by Westpac or any Associated Company for the benefit of all or any Employees;

(ii)           an employee share or option plan, scheme or trust established and maintained by Westpac or any Associated Company for the benefit of all or any Employees;

(iii)          a plan, scheme or trust established and maintained by Westpac or any Associated Company for the benefit of all or any Employees; or

(iv)          any Charity.

7.5           If a notice under Clause 7.4 has not been received by the Plan Company at the time Shares are forfeited then the Plan Company may sell Forfeited Shares and hold the cash proceeds of sale for the purposes of WESP until it receives a notice from the Committee under Clause 7.4.

8.             AUTHORISED DEDUCTIONS

Before making any payment to, or allocating any Shares for, a Participating Officer or to the Trustee under Clause 7.4, the Plan Company is authorised to deduct:

(a)           all outgoings and expenses it incurs in buying, selling and otherwise dealing with Shares for Officers; and

(b)           any tax which, in the opinion of the directors of the Plan Company, is or would be payable by the Plan Company in connection with the operation of Stage One of WESP;

(c)           any other amounts that in the opinion of the directors of the Plan Company it is fair to deduct.

9.             VOTING RIGHTS AND QUOTATION

9.1           Subject to the Listing Rules and the terms of issue of the relevant Shares, a Participating Officer may exercise any voting rights attaching to Shares held by him or her or may appoint a proxy to represent and vote for him or her at any meeting of members of Westpac.

9.2           The Plan Company may not exercise any voting rights attaching to any Shares held by a Participating Officer.

9.3           Westpac shall be under no obligation to apply for official quotation of the Shares issued under Clause 4.1(b) on each stock exchange on which shares are listed whilst such Shares are subject to any Relevant Requirement, and Westpac shall make such application as soon as possible after such Shares are no longer subject to any Relevant Requirement (unless Westpac has made such application before such time).

10.          VARIATION OF TERMS

10.1         Subject to the Listing Rules, Westpac may vary any of these Rules for Participation at any time by approval of the board of directors or an authorised committee of directors of Westpac.

10.2         If a variation under Clause 10.1 reduces the rights of Participating Officers under Stage One of WESP the variation must receive the written consent of three-quarters of the Officers participating in Stage One of WESP.

11.          TERMINATION AND SUSPENSION OF THE WESP

11.1         The board of directors or an authorised committee of directors of Westpac may terminate or suspend the operation of Stage One of WESP at any time.

11.2         Where Stage One of WESP is terminated or suspended, the board of directors of Westpac must decide how the Shares then held by Participating Officers under Stage One of WESP which remain subject to a restriction under Clause 5 are to be dealt with and must give such other directions to the Plan Company regarding the operation of Stage One of WESP as the Plan Company may request.

11.3         If, upon termination of Stage One of WESP, there are any Forfeited Shares, Unallocated Shares, contributions that have not at that time been utilised in acquiring Shares pursuant to Clause 4.2 (Unutilised Contributions), and funds that are taken by Clause 4.6 to be proceeds from the sale of Forfeited Shares (Funds), other surplus cash or other property to which no Participating Employee is entitled, the Plan Company may, and shall if directed by the board of directors of Westpac so to do, transfer or sell those Forfeited Shares, Unallocated Shares and other property and, in the case of a sale, distribute the net sale proceeds together with any Unutilised Contributions, Funds and other surplus cash, to:

(a)           Westpac; or

(b)           one or more of the following beneficiaries as nominated by the board of directors of Westpac:

(i)            a provident, superannuation or retirement fund established and maintained by Westpac or any Associated Company for the benefit of all or any Employees;

(ii)           an employee share or option plan, scheme or trust established and maintained by Westpac or any Associated Company for the benefit of all or any Employees;

(iii)          a plan, scheme or trust established and maintained by Westpac or any Associated Company for the benefit or all or any Employees; or

(v)           any Charity.

12.          CONNECTION WITH OTHER SCHEMES

12.1         Westpac is not restricted to using Stage One of WESP as the only method of providing incentive rewards to Officers.  The board of directors of Westpac may approve other incentive schemes.

12.2         Participation in Stage One of WESP does not affect, and is not affected by, participation in any other incentive or other scheme of Westpac unless the terms of that scheme provide otherwise.

12.3         The total number of unissued Shares which may be offered to Participating Officers under Stage One of WESP shall not exceed the maximum permitted under any class order of the Australian Securities and Investments Commission providing relief from the prospectus regime of the Corporations Law to ensure compliance with such class order.

13.          RELATIONSHIP OF COMPANY, PLAN COMPANY AND PARTICIPATING OFFICERS

13.1         The Plan Company acts as principal in the operation of Stage One of WESP and not as an agent of Westpac or Participating Officers except to the extent provided in Clause 13.2.

13.2         When acquiring or arranging for the issue of Shares the Plan Company may act as agent for the relevant Participating Officer.

13.3         The Plan Company is not a trustee for Westpac or for Participating Officers.

13.4         These Rules for Participation:

(a)           do not confer on any Participating Officer the right to continue as an Officer;  and

(b)           do not affect any rights which Westpac or an Associated Company may have to terminate the employment (or, in the case of a nonexecutive director, any rights which Westpac, its board of directors or its shareholders may have to terminate the directorship) of that Officer;  and

(c)           may not be used to increase damages in any action brought against Westpac or an Associated Company in respect of that termination.

14.          BREACH OF RULES FOR PARTICIPATION BY OFFICER

14.1         If a Participating Officer breaches any of his or her obligations under these Rules for Participation then Westpac or an Associated Company may set-off the value of any benefit derived by that Participating Officer and any loss incurred by Westpac or Associated Company as a result of such breach against any amounts payable by Westpac or Associated Company to that Participating Officer, whether such amounts are payable on termination of employment or otherwise, unless prohibited by statute from doing so.

14.2         For the purpose of Clause 14.1, if a Participating Officer sells Shares in breach of Clause 5.1, or fails to forfeit Shares when required to do so in breach of Clause 7.1, the value of the benefit to the Participating Officer as a result of such breach is the amount received by the Participating Officer from such sale, or the market value of the Shares sold or not forfeited at the time they are sold or required to be forfeited, whichever is greater.

15.          NOTICES

Any notice or direction given under these Rules for Participation is validly given if it is handed to the person concerned or posted by ordinary prepaid post to the person’s last known address.

16.          GOVERNING LAW

These Rules for Participation are governed by the laws of New South Wales.

SCHEDULE 1

STAGE ONE:  BASIS OF PARTICIPATION

Westpac may offer Eligible Officers the opportunity from time to time to acquire Shares under Stage One on the following terms:

1.   EGALITARIAN PROFIT SHARE OFFER

Eligibility

All Officers (other than directors of Westpac) employed at the date of the relevant share offer.

Number of Shares

The number of Shares offered shall be an equal number for each Eligible Officer determined by the Committee having regard to attainment of financial measures of performance established by the Managing Director of Westpac each year.

Relevant Requirements

These shares shall be fully vested but subject to the restrictions contained in the Regulations and the forfeiture provisions contained in Clause 7.1 in the Rules for Participation.

2.   INDIVIDUAL RECOGNITION OFFERS

Eligibility

Any Officer (other than non-executive directors of Westpac) selected by the Committee having regard to individual performance.

Number of Shares

The number of Shares offered will be determined at the discretion of the Committee and will be based on individual performance and the level of incentive remuneration budgets established by Westpac from time to time.

Relevant Requirements

These Shares shall be subject to the Relevant Requirements applicable to Shares offered under the Egalitarian Profit Share offer, and such other requirements as determined by the Committee and notified to the Officer at the time of offer.

3.   SALARY SACRIFICE OFFERS

Eligibility

Any Officer selected by the Managing Director of Westpac, by an authorised committee of directors of Westpac, or by the Committee.

Number of Shares

The number of Shares acquired will be limited to such number as may be acquired funded by up to 20% (or such other percentage as may be notified to an Officer at the time of offer) of an Officer’s total remuneration package (as that package is calculated by Westpac from time to time), or in the case of a non-executive director, of a non-executive director’s directors’ remuneration.

Relevant Requirements

These Shares shall be subject to the Relevant Requirements applicable to Shares offered under the Egalitarian Profit Share offer and such other requirements as determined by the Committee and notified to Officers at the time of offer.